UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2007

PRB ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

1875 Lawrence Street, Suite 450
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 308-1330

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on May 15, 2007, PRB Energy, Inc. (the “Company”) and Rocky Mountain Gas, Inc. (“RMG”) reached a settlement and terminated their arbitration proceedings. In connection with that settlement, the Company agreed to transfer all of its interest in certain assets to RMG (the “PRB Assets”) in exchange for the receipt of certain assets from RMG,  $500,000 which was paid on May 22, 2007, $500,000 which was paid on June 21, 2007 and $2.25 million, plus interest, payable on or before October 31, 2007. The consent of DKR Soundshore Oasis Holding Fund (“DKR”) and West Coast Opportunity Fund, LLC (“West Coast”), the holders of the Company’s $15 million of senior secured debentures issued December 28, 2006 and due August 31, 2008 (the “Debentures”), is required for the Company to transfer the PRB Assets to RMG.  On June 15, 2007, the Company entered into a letter agreement with DKR and West Coast whereby, among other things, DKR and West Coast consented to the transfer of the PRB Assets to RMG.  In order to obtain the consent of DKR and West Coast, the Company agreed to pay DKR and West Coast an aggregate of 50% of the $2.25 million payment, plus interest thereon, upon receipt of such $2.25 million payment from RMG.  Pursuant to the letter agreement with DKR and West Coast, the payments to be made by the Company to DKR and West Coast will be used to partially redeem, on a pro rata basis, a portion of the principal amounts, including any accrued and unpaid interest, then outstanding under the Debentures, and to pay to each of DKR and West Coast a fee equal to 10% of the outstanding principal amounts being redeemed, together with accrued and unpaid interest with respect to such amounts being redeemed.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 15, 2007, the Company became obligated on a material direct financial obligation. The information in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRB ENERGY, INC.

/s/ Robert W. Wright
Robert W. Wright
Chairman and Chief Executive Officer

June 21, 2007